                       PAYMENT IN LIEW OF TAX AGREEMENT
                       --------------------------------

     THIS AGREEMENT made as of the 6th day of October, 1999, is by and between the COUNTY OF MONROE INDUSTRIAL DEVELOPMENT AGENCY, a public benefit corporation of the State of New York, having its offices at 8100 City Place, 50 West Main Street, Rochester, New York 14614 ("the Agency"), and THE CHILDREN'S BEVERAGE GROUP, INC., a Delaware Corporation duly organized and existing under the laws of the State of Delaware, qualified to do business in the State of New York and having an office at 330 Melvin Drive #1, Northbrook, Illinois 60062 (the "Company").

                                  WITNESSETH:

     WHEREAS, the Agency was created by Chapter 55 of the Law of 1972 of the State of New York pursuant to Title I of the Article 18A of the General Municipal Law of the State of New York (collectively, the "Act") as a body corporate and politic and as a public benefit corporation of the State of New York; and

     WHEREAS, the Agency has agreed to acquire a leasehold interest in an approximately 100,000 square foot portion of the approximately 400,000 square foot Lincoln Facility Building located on Lincoln Avenue, City of Rochester, County of Monroe, State of New York (the "Land" and as more particularly described in Exhibit "A"), and (ii) the acquisition and installation of certain equipment and machinery (the "Equipment") consisting primarily of eight (8) lines of manufacturing equipment (the Land and Equipment are hereinafter collectively referred to as the "Facility"); and

     WHEREAS, the Agency has agreed to sublease the Facility to the Company and to grant to the Company an option which requires the Company to purchase the Equipment; and

     WHEREAS, pursuant to Section 874(1) of the Act, the Agency is exempt from the payment of taxes and assessments imposed upon real property and improvements owned by it; and

     WHEREAS, the Agency, the Company and the County of Monroe deem it necessary and proper to enter into an agreement making provisions for payments in lieu of taxes by the Company to the Court of Monroe, the City of Rochester and the Rochester City School District (collectively, the "Taxing Jurisdictions"); and

     NOW, THEREFORE, in consideration of the Agency providing the Facility and in consideration of the covenants herein contained, it is mutually agreed as follow:

     1(a). As long as the Agency leased the Facility and subleases it to the Company, the Company agrees to pay annually to the Taxing Jurisdictions as payment in lieu of taxes, an amount equal to 100% of the taxes, service charges, special ad valorem levies, special assessments and improvements district charges or similar tax equivalents, less the percentages of exemption set forth in subdivisions 1(a) and 1(b) of Section 485 e of the New York Real

Property Tax Law, as shown on the schedule below, with respect to taxes, special ad valorem levies and service charges on that portion of the Facility within the description contained in paragraph 2(a), 2(a)(i), 2(a)(ii) of Section 485e (notwithstanding that the procedural steps to obtain an exemption may not have been complied with) which would be levied upon or with respect to the Facility by the Taxing Jurisdictions if the Facility were owned by The Company and not by the Agency, following next applicable tax status date:

      YEARS OF EXEMPTION                        PERCENTAGE OF EXEMPTION
--------------------------------------------------------------------------------
               1                                          100%
               2                                          100%
               3                                          100%
               4                                          100%
               5                                          100%
               6                                          100%
               7                                          100%
               8                                           75%
               9                                           50%
               10                                          25%

provided, however, that the Company need not comply with the procedures to obtain such exemption as provided in Section 485e of the New York Real Property Tax Law, and provided further that the Company and/or the Agency, at the request of the Company, shall do all things necessary and shall make application and follow such procedures to obtain such exemption to the extent that the Company shall determine.

     The tax benefits provided for herein shall be deemed to commence in the first year in which the Company received any tax benefits relative to the Facility, whether under this Agreement, another Agreement, or any statutory exemption. In no event shall the Company be entitled to received tax benefits relative to the Facility for more than ten (10) consecutive years. The Company agrees that it will not seek any tax exemption for the Facility which would provided benefits for more than ten (10) consecutive years.

     1(b). Special district charges, unless otherwise exempt, and Monroe County Pure Waters charges are to be paid in full in accordance with normal billing practices.

     1(c) The Company shall pay, within the applicable grace period and without penalty, the amounts set forth in Paragraphs 1(a), 1(b), and 1(c), hereof applicable taxes, service charges, special ad valorem levies, special assessments or similar tax equivalents, less the percentages of exemption on similar property subject to taxation by the Taxing Jurisdictions, as appropriate.

     1(d) The Company acknowledges and agrees that if payments are not made within the applicable grace period each Taxing Jurisdiction any commence legal action directly against the Company and shall be entitled to recover the amount due, a late penalty of 5% of the amount due, interest of 1% per month, expenses, costs and disbursements and attorneys' fees to prosecute the action, all pursuant to General Municipal Section 874.

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

     2. In the event that the Facility is transferred from the Agency to the Company, and the Company is ineligible for a continued tax exemption under some other tax incentive program, the Company agrees to pay at the next tax lien date (plus any applicable grace period) to each of the Taxing Jurisdictions an amount equal to the taxes and assessments which would have been levied on the Facility if the Facility had been classified as fully taxable, pro rata for the unexpired portion of the year of transfer, less any amounts paid hereunder, for such unexpired portion of the year of transfer.

     3. The Company shall have all of the rights and remedies of a taxpayer with respect to any tax, service charge, special benefit, ad valorem levy, assessment, or special assessment or service charge in lieu of which the company is obligated to make a payment pursuant to this Agreement, as if and to the same extent as if the Company were the owner of the Facility.

     4. The Company shall have all of the rights and remedies of a taxpayer as if and to the same extent as if the Company were the owner of the Facility, with respect to any proposed assessment or charge in assessment with respect to the Facility by any of the Taxing Jurisdictions and likewise shall be entitled to protest before and be heard by the appropriate assessors or Board of Assessment Review, and shall be entitled to take any and all appropriate appeals or initiate any proceedings to review the validity or amount of any assessment or the validity or amount of any tax equivalent provided for herein.

     5. To the extent the facility is declared to be subject to taxation or assessments by an amendment to the Act, other legislative change, or by final judgment of a Court of competent jurisdiction, the obligations of the company hereunder shall, to such extent, be null and void.

     6. If the Company enters into any written agreement with any taxing Jurisdictions providing for payments in lieu of taxes by The Company to any or all of them, so much of this Agreement as relates to the Taxing Jurisdiction with which the Company has entered into said written agreement, and any such written agreement shall be deemed to be incorporated herein by reference and made a part hereof as an amendment or modification hereof. Should the Company receive any exemption from any of the Taxing Jurisdictions this Agreement shall be automatically modified to reflect the extent of such exemption.

     7. If payments are not made as provided for herein, the Taxing Jurisdictions, individually or collectively, shall be entitled to pursue any and all remedies afforded them at law or in equity.

     8. To the extent the Facility is declared to be subject to taxation or assessment by an amendment to the Act, other legislative change, or by final judgment of a Court of competent jurisdiction, the obligations of the Company hereunder shall, to such extent, be null and void.

     9. It is understood and agreed that, should the Company be obligated to pay to any Taxing Jurisdiction any amounts in the nature of general taxes, general assessments, service charges, or governmental charges of a similar nature, with respect to the interest of the Agency or the Company, or their respective successors and assigns, in the Facility, or the occupancy of the Facility by the Company but not including, by way of example, (i) special assessments, special ad valorem levies or governmental charges in the nature of utility charges, including but not limited to, water, solid waste, sewage treatment, or sewer or other rents, rates and charges; (ii) sales taxes and recording taxes; (iii) income taxes of the Company; the Company's obligation to such Taxing Jurisdiction hereunder shall be reduced by the amount of such amounts in the nature of general taxes, general assessments, service charges, or other governmental charges of a similar nature which the Company shall be so obligated to pay. The Company shall give the respective Taxing Jurisdictions thirty (30) days prior written notice of its intention to claim any credit pursuant to the provisions of this Section 9, if practicable.

     10. If the Company enters into any written agreement with any Taxing Jurisdiction providing for payments in lieu of taxes by the Company to any or all of them, so much of this Agreement as relates to the Taxing Jurisdiction with which the Company has entered into said written agreement, and any such written agreement shall be deemed to be incorporated herein by reference and made a part hereof as an amendment or modification hereof. Should the Company receive any exemption from any of the Taxing Jurisdictions, this Agreement shall automatically be modified to reflect the extent of such exemption.

     11. If payments are not made as provided for herein, the Taxing Jurisdictions, individually or collectively, shall be entitled to pursue any and all remedies afforded them at law or in equity.

     12. This Agreement shall be binding upon the parties hereto and their respective successors, assigns, representatives and/or agents and shall inure to the benefit of their respective successors, assigns, representatives and/or agents.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        COUNTY OF MONROE INDUSTRIAL
                                        DEVELOPMENT AGENCY

                                        By:  /s/ Joseph Rubicon
                                           -------------------------------
                                           Joseph Rubicon, Chairman

                                        THE CHILDREN'S BEVERAGE
                                        GROUP, INC.


                                        By:  /s/ Jon Darmstadter,
                                           -------------------------------
                                           Jon Darmstadter, CEO

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